Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-75780) pertaining to the registration of 6,222,487 shares of common stock of Adept Technology, Inc. and in the Registration Statement (Form S-8 No. 333-71374, 333-66993, 333-92525, 333-39065, 333-50292 and 333-50296) pertaining to the 2001 Stock Plan, 1998 Employee Stock Purchase Plan, 1993 Stock Plan, 1995 Employee Stock Purchase Plan and 1995 Director Option Plan of Adept Technology, Inc. of our report dated July 29, 2002, except Note 13 as to which the date is January 22, 2003, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. included in the Annual Report (Form 10-K/A) for the year ended June 30, 2002.


                                ERNST & YOUNG LLP

San Jose, California
March 19, 2003

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